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                                                                     EXHIBIT 11

            STATEMENT REGARDING COMPUTATION OF LOSS PER SHARE



                                                        YEAR ENDED                              SIX MONTHS ENDED
                                                        DECEMBER 31                                 JUNE 30
                                        -------------------------------------------    ---------------------------------
                                             1994            1995         1996                1996             1997
                                                                                                   (Unaudited)
HISTORICAL:
Weighted average
   common shares
   outstanding                               77,586          77,586         77,586                77,586         77,586

Net effect of dilutive stock options
   based on the
   treasury method                           534,540        534,540        534,540               534,540        534,540
                                         -----------     ----------    -----------           -----------    -----------
   Total                                     612,126        612,126        612,126               612,126        612,126

Net loss                                 $(1,287,772)   $(1,959,874)   $(5,577,688)          $(2,912,275)   $(2,290,788)
   Net income (loss) per
    common share                         $     (2.10)   $     (3.20)   $     (9.11)          $     (4.76)   $     (3.74)



                                                                             YEAR ENDED                 SIX MONTHS ENDED
                                                                           DECEMBER 31, 1996             JUNE 30,1997
                                                                           -----------------          -------------------
PRO FORMA:
Weighted average common shares outstanding                                        77,586                     77,586
Weighted average preferred shares outstanding                                  6,758,094                  7,410,685
Net effect of dilutive stock options based on the treasury method                534,540                    534,540
                                                                             -----------                -----------
   Total                                                                       7,370,220                  8,022,811

Net income (loss)                                                            $(5,577,688)               $(2,290,788)
Pro forma net loss per share                                                 $      (.76)               $      (.29)
